EXHIBIT 99



The securities acquired by the transaction reported in this Form 4 are held directly by Avenue Investments, L.P., a private investment partnership, Avenue Special Situations Fund V, L.P., a private investment partnership, Avenue Special Situations Fund IV, L.P., a private investment partnership, Avenue-CDP Global Opportunities Fund, L.P. a private investment partnership, and Avenue International Master, L.P., a private investment partnership (collectively, the "Avenue Entities"). The securities acquired prior to the transaction reported in this Form are held directly by the Avenue Entities and Avenue Special Situations Fund II, L.P., a private investment partnership ("SSII").
The Reporting Person is (i) the Managing Member of Avenue Capital Management II GenPar, LLC, which is the general partner of Avenue Capital Management II, L.P., which is the registered investment adviser to each of the Avenue Entities and SSII and (ii) the Managing Member of each of the Managing Members of each of the general partners of the Avenue Entities and SSII. The Reporting Person is deemed to be the indirect beneficial owner of the securities reported by reason of his ability to direct the vote and/or disposition of such securities, and his pecuniary interest in such shares (within the meaning of Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended) is a fractional interest in such amount. The Reporting Person disclaims beneficial ownership of any and all such amounts in excess of such actual pecuniary interest.